Burcon NutraScience Corporation

Condensed Consolidated Interim Financial Statements

Three and six months ended September 30, 2024 and 2023

(Unaudited)

(In Canadian dollars)

BURCON NUTRASCIENCE CORPORATION

Condensed Consolidated Interim Statements of Financial Position

(Unaudited)

As at September 30, 2024 and March 31, 2024

(In Canadian dollars)

	September 30, 2024	March 31, 2024
ASSETS
Current assets
Cash	1,036,992	4,197,141
Amounts receivable and other receivables (note 4)	322,878	591,726
Inventory (note 5)	197,295	68,319
Prepaid expenses and deposits	484,905	330,033
	2,042,070	5,187,219

Property and equipment, net of accumulated depreciation of $4,853,088 (March 31, 2024 - $4,709,554)	1,105,314	1,096,273
Deferred development costs, net of accumulated amortization of $1,159,130 (March 31, 2024 - $948,379)	5,163,398	5,374,149
Goodwill	1,254,930	1,254,930

	9,565,712	12,912,571

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	897,646	843,449
Current portion of lease liabilities	23,397	260,845
Deferred revenue and government assistance	214,015	250,000
Current portion of secured loan (note 6)	5,674,677	-
	6,809,735	1,354,294

Secured loan (note 6)	1,022,093	6,404,778
Lease liabilities	78,223	-

	7,910,051	7,759,072

SHAREHOLDERS' EQUITY (note 7)
Capital stock	122,221,548	122,069,825
Contributed surplus	17,430,480	17,283,934
Options	7,420,965	7,436,262
Warrants	670,371	237,201
Restricted share units	183,054	172,776
Deficit	(146,270,757)	(142,046,499)
	1,655,661	5,153,499

	9,565,712	12,912,571

Going concern (note 1)
Subsequent events (note 6)

Approved by the Audit Committee of the Board of Directors

“Alfred Lau”	“Peter Kappel”
Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

(Unaudited)

For the three and six months ended September 30, 2024 and 2023

(In Canadian dollars)

	Three months ended September 30		Six months ended September 30
	2024	2023	2024	2023

Revenue	40,458	184,359	277,075	184,359
Cost of sales (note 8)	159,952	-	372,246	-

GROSS MARGIN	(119,494)	184,359	(95,171)	184,359

Research and development (note 9)	1,150,201	909,422	1,833,868	1,849,863
General and administrative (note 10)	934,480	803,157	2,038,188	1,635,646

LOSS FROM OPERATIONS	(2,204,175)	(1,528,220)	(3,967,227)	(3,301,150)

Interest and other income	14,486	220,294	43,903	247,673

Interest and other expense (note 6)	(150,928)	(149,859)	(305,995)	(280,833)

Foreign exchange (loss) gain	(14,370)	24,166	5,061	(11,392)

LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	(2,354,987)	(1,433,619)	(4,224,258)	(3,345,702)

BASIC AND DILUTED LOSS PER SHARE (note 11)	(0.02)	(0.01)	(0.03)	(0.03)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION

Condensed Consolidated Interim Statements of Changes in Shareholders' Equity

(Unaudited)

For the six months ended September 30, 2024 and 2023

(In Canadian dollars, except share amounts)

	Number of fully paid common shares	Capital stock	Contributed surplus	Options	Warrants	Restricted share units	Deficit	Total shareholders' equity

Balance - March 31, 2023	108,728,742	114,566,577	16,763,830	7,279,559	-	127,651	(134,600,306)	4,137,311

Loss and comprehensive loss for the period	-	-	-	-	-	-	(3,345,702)	(3,345,702)
Private placement	12,880,829	3,181,093	-	-	232,327	-	-	3,413,420
Issue costs	-	(51,428)	-	-	(3,755)	-	-	(55,183)
Options forfeited	-	-	107,841	(107,841)	-	-	-	-
Restricted share units redeemed	61,900	29,370	-	-	-	(27,025)	-	2,345
Stock-based compensation	-	-	-	327,012	-	80,552	-	407,564

Balance - September 30, 2023	121,671,471	117,725,612	16,871,671	7,498,730	228,572	181,178	(137,946,008)	4,559,755

Balance - March 31, 2024	142,088,933	122,069,825	17,283,934	7,436,262	237,201	172,776	(142,046,499)	5,153,499
Loss and comprehensive loss for the period		-	-	-	-	-	(4,224,258)	(4,224,258)
Issue Costs	-	-	-	-	(8,200)	-	-	(8,200)
Options exercised	530,000	143,847	-	(29,897)	-	-	-	113,950
Options forfeited	-	-	146,546	(146,546)	-	-	-	-
Restricted share units redeemed	9,163	7,876	-	-	-	(7,876)	-	-
Warrants vested	-	-	-	-	216,370	-	-	216,370
Stock-based compensation	-	-	-	161,146	225,000	18,154	-	404,300

Balance - September 30, 2024	142,628,096	122,221,548	17,430,480	7,420,965	670,371	183,054	(146,270,757)	1,655,661

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited)

For the six months ended September 30, 2024 and 2023

(In Canadian dollars)

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	(4,224,258)	(3,345,702)
Items not affecting cash
Depreciation of property and equipment	143,534	114,251
Amortization of deferred development costs	210,751	210,751
Unrealized foreign exchange (gain) loss	(7,085)	1,047
Interest expense on secured loan	291,992	245,427
Interest expense on lease liabilities	14,018	35,406
Stock-based compensation expense	404,300	407,564
	(3,166,748)	(2,331,256)
Changes in non-cash working capital items
Amounts receivable and other receivables	205,281	157,224
Inventory	(128,976)	-
Prepaid expenses and deposits	61,498	(127,534)
Accounts payable and accrued liabilities	84,260	(10,715)
Deferred revenue and government assistance	(35,985)	-
	(2,980,670)	(2,312,281)
Interest income	(43,903)	(247,139)
Interest expense paid on lease liabilities	(14,018)	(35,406)
Net cash used in operating activities	(3,038,591)	(2,594,826)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest income	43,903	56,013
Acquisition of property and equipment	(202,015)	(45,216)
	(158,112)	10,797

CASH FLOWS FROM FINANCING ACTIVITIES
Issue of capital stock and warrants	-	3,413,420
Issue costs	(30,103)	(44,905)
Options exercised	113,950	-
Reduction of lease liabilities	(54,378)	(12,594)
	29,469	3,355,921

FOREIGN EXCHANGE GAIN (LOSS) ON CASH	7,085	(1,047)
(DECREASE) INCREASE IN CASH	(3,160,149)	770,845
CASH - BEGINNING OF PERIOD	4,197,141	1,456,845
CASH - END OF PERIOD	1,036,992	2,227,690

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

1. Going concern

These condensed consolidated interim financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assumes that Burcon NutraScience Corporation ("Burcon" or the "Company") will continue its operations and be able to realize its assets and discharge its liabilities and commitments in the normal course of operations for the foreseeable future. In assessing whether the going concern assumption is appropriate and whether there are material uncertainties that may cast significant doubt about the Company's ability to continue as a going concern, management considers all available information and actions within its control with respect to the future which is at least, but not limited to, twelve months from the end of the reporting period.

The Company has incurred losses since its inception and as at September 30, 2024, had an accumulated deficit of $146.3 million (March 31, 2024 - $142.0 million) and negative working capital (current liabilities in excess of current assets) of $4.8 million. During the six months ended September 30, 2024, the Company incurred a net loss of $4.2 million (2023 - $3.3 million) and had negative cash flow from operations of $3.0 million (2023 - $2.6 million).

The Company began commercial production of its hemp protein isolate in the year ended March 31, 2024, and in the six months ended September 30, 2024, the Company began commercial production of its canola protein isolate. During the six months ended September 30, 2024, the Company generated revenue from the sale of protein isolate and from the provision of contract research services. The Company has not earned significant revenues from its technologies.

Subsequent to September 30, 2024, the Company extended the maturity date of tranche 1 of the secured loan to July 1, 2026 and requested a draw of $1.0 million on tranche 2 of the secured loan (refer to Note 6). These actions remedied the negative working capital balance as at September 30, 2024. The Company has a further $3.0 million of undrawn capacity on tranche 2 of the secured loan.

The Company's ability to continue as a going concern is dependent upon the Company's ability to successfully commercialize its technologies, scale production and raise additional capital to fund its planned commercialization and research and development activities. The Company has historically relied on equity and debt financing to fund its operations. The Company's current working capital and revenues are not expected to provide the Company with adequate funding to its short-term obligations for the next 12 months and to successfully commercialize its technologies and scale production. While the Company is considering various financing options for its short-term and long-term liquidity requirements to maintain its operations and fund its commercialization and research and development activities, there can be no assurance that additional financing may be available on acceptable terms, if at all. If Burcon is unable to raise additional funds when it needs them, it may be required to delay, reduce or eliminate some or all of its commercialization efforts or research and development programs. Therefore, these conditions result in material uncertainties that cast significant doubt over the Company's ability to continue as a going concern.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its commitments, realize its assets and discharge its liabilities in the normal course. These condensed consolidated interim financial statements do not reflect adjustments to the carrying values of assets and liabilities that would be necessary if the Company was unable to continue as a going concern and such adjustments could be material.

2. Nature of operations

Burcon is headquartered in Vancouver, British Columbia, Canada.

Burcon is a plant protein technology company that has developed high purity and functional proteins for foods and beverages derived from pea, canola, soy, hemp, and sunflower seeds, among other plant sources. The Company has an extensive portfolio of composition, application and process patents covering its technologies.

3. Material accounting policies

Basis of presentation

These condensed consolidated interim financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board ("IFRS Accounting Standards") applicable to the preparation of interim financial statements, including International Accounting Standards ("IAS") 34, Interim Financial Reporting. Except as described below, the accounting policies applied in these condensed consolidated interim financial statements are the same as those applied in the Company's most recent annual consolidated financial statements.

These condensed consolidated interim financial statements do not include all of the information required for full annual financial statements and, as such, should be read in conjunction with the Company's consolidated annual financial statements for the year ended March 31, 2024.

The condensed consolidated interim financial statements were approved and authorized for issue by the Audit Committee of the Board of Directors on November 13, 2024.

Principles of consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its subsidiary. All material intercompany transactions and balances have been eliminated on consolidation.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

Details of the Company's subsidiary as at September 30, 2024 is as follows:

	Place of incorporation	Interest %	Principal activity

Burcon NutraScience (MB) Corp.	Manitoba, Canada	100	Research and development

Revenue recognition

The Company has multiple revenue streams and revenue is recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services:

  Revenue from the sale of protein isolate is recorded at the point of sale, when the customer assumes control of the products as defined in the terms of agreement with the customer.
  Revenue associated with contract research services are recognized when the services are rendered.
  Revenue earned from licensing agreements that grant third parties rights to use the Company's technologies are earned based on sales made by the licensee.

Newly adopted accounting standards and amendments

Amendments to IAS 1 - Classification of Liabilities as Current or Non-Current

The amendment clarifies the classification requirements to determine if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing or recognition. The amendment was adopted on April 1, 2024 with retrospective application and the adoption did not have a significant impact on the consolidated financial statements.

4. Protein Industries Canada

Protein Industries Canada ("PIC") is an industry-led, not-for-profit organization committed to positioning Canada as a global source of high-quality plant protein ingredients.

During the year ended March 31, 2024, Burcon entered into a collaborative agreement with PIC for the commercialization of hempseed and sunflower seed protein.

During the three and six months ended September 30, 2024, Burcon recorded PIC grants of $217,915 and $557,747, respectively, (2023 - $nil and $nil) as government assistance against research and development expenses, general and administrative expenses, inventory, and property and equipment, of which $nil is included in amounts receivable (March 31, 2024 - $457,118). As at September 30, 2024, Burcon had received $187,166 in advance payments in respect of eligible expenses to be incurred in subsequent periods, which is recognized as deferred revenue and government assistance (March 31, 2024 - $250,000).

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

5. Inventory

	September 30, 2024	March 31, 2024

Protein isolate	85,075	52,350
Raw materials	112,220	15,969
Balance - end of period	197,295	68,319

6. Secured Loan

As at September 30, 2024, the principal amount outstanding from the first tranche of the Secured Loan is $5.0 million (March 31, 2024 - $5.0 million) and from the second tranche of the Secured Loan is $1.0 million (March 31, 2024 - $1.0 million). Refer to Note 14 for discussion of the related party nature of the Secured Loan.

	Six months ended September 30, 2024	Year ended March 31, 2024

Balance, beginning of period	6,404,778	5,112,381
Draw downs	-	1,000,000
Debt issue costs	-	(50,000)
Interest expense accreted	291,992	342,397
Balance, end of period	6,696,770	6,404,778

Current portion of Secured Loan	5,674,677	-
Long term portion of Secured Loan	1,022,093	6,404,778
	6,696,770	6,404,778

Subsequent to September 30, 2024, Burcon entered into a letter agreement to amend the first tranche maturity date to July 1, 2026.

Subsequent to September 30, 2024, Burcon requested a draw down of $1.0 million on the second tranche of the Secured Loan.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

7. Shareholders' equity

(a) Options

The Company has a stock option plan in which all directors, officers, employees and consultants of the Company and its subsidiaries are eligible to participate.

As at September 30, 2024, an additional 5,111,910 (March 31, 2024 - 4,518,962) options may be granted in future years under this plan.

	Six months ended September 30, 2024

	Number of options	Weighted average exercise price $

Outstanding - Beginning of period	9,689,931	1.35
Granted	110,000	0.22
Exercised	(530,000)	0.22
Forfeited / cancelled	(119,031)	1.93
Outstanding - End of period	9,150,900	1.40

The following table summarizes information about stock options outstanding and exercisable at September 30, 2024:

	Options Outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$		(years)	$		$
0.13 - 0.70	4,412,334	5.3	0.28	2,138,992	0.30
1.00 - 3.00	3,747,566	4.4	2.01	2,655,223	2.06
4.01 - 4.89	991,000	3.5	4.08	991,000	4.08
	9,150,900	4.8	1.40	5,785,215	1.75

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

The fair value of each option is estimated as at the date of grant or other measurement date using the Black-Scholes option pricing model and the following weighted average assumptions:

Six months ended September 30, 2024

Exercise price	$0.22 - $0.23
Share price	$0.22 - $0.23
Dividend yield	0.0%
Expected volatility	79.8%
Risk-free interest rate	3.5%
Expected forfeitures	5.5%
Expected average option term (years)	5.3

The weighted average fair value of the options granted during the six months ended September 30, 2024 was $0.14 per option.

For the three and six months ended September 30, 2024, included in research and development expenses (salaries and benefits) are $22,700 and $42,833 respectively (2023 - $71,015 and $150,261) (note 9), of stock-based compensation and included in general and administrative expenses (salaries and benefits and professional fees) are $54,753 and $118,313, respectively (2023 - $86,798 and $176,751) (note 10), of stock-based compensation.

(b) Restricted Share Unit ("RSU") Plan

The Company has an RSU plan in which all directors, officers, employees and consultants of the Company and its subsidiaries are eligible to participate.

(number of RSUs)	Six months ended September 30, 2024

Outstanding - beginning of period	341,000
Granted	-
Redeemed	(9,163)
Forfeited / cancelled	(8,837)
Outstanding - end of period	323,000

RSUs are measured at fair value based on the closing price of our common shares for the day preceding the date of the grant.

For the three and six months ended September 30, 2024, included in research and development expenses are $7,305 and $14,305, respectively (2023 - $25,008 and $62,302) (note 9), and in general and administrative expenses (salaries and benefits) are $2,544 and $3,850, respectively (2023 - $8,044 and $18,250) (note 10), of RSU stock-based compensation.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

(c) Warrants

For the three and six months ended September 30, 2024, included in general and administrative expenses (professional fees) is $112,500 and $225,000, respectively (2023 - $nil and $nil) (note 10), of stock-based compensation from warrants issued to a related party (refer to note 14).

On September 18, 2024, the warrants vested (refer to note 14). The unamortized value of the warrants of $216,370 of warrants was recognized against prepaid expenses, which is a non-cash transaction.

8. Cost of Sales

	Three months ended September 30		Six months ended September 30

	2024	2023	2024	2023

Cost of product	147,601	-	336,921	-
Salaries and benefits	12,024	-	31,663	-
Laboratory operation	327	-	3,662	-
Cost of sales	159,952	-	372,246	-

For the three and six months ended September 30, 2024, included in the cost of product is a writedown of inventory to the net realizable value of $102,195 and $102,195, respectively (2023 - $nil and $nil).

9. Research and development

	Three months ended September 30		Six months ended September 30

	2024	2023	2024	2023

Salaries and benefits	393,941	461,577	804,448	964,338
Intellectual property	293,207	141,326	385,549	304,641
Amortization of deferred development costs	105,376	105,375	210,751	210,751
Laboratory operation	74,948	98,545	161,027	176,294
Depreciation of property and equipment	69,586	50,783	123,218	99,103
Rent	30,087	29,155	60,088	58,021
Analyses and testing	315,009	22,661	360,882	36,715
	1,282,154	909,422	2,105,963	1,849,863
Government assistance	(131,953)	-	(272,095)	-
Research and development expenses	1,150,201	909,422	1,833,868	1,849,863

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

10. General and administrative

	Three months ended September 30,		Six months ended September 30,

	2024	2023	2024	2023

Salaries and benefits	353,477	427,855	759,701	964,563
Professional fees (Note 7 (c))	316,708	194,061	694,208	360,427
Office supplies and services	75,284	57,433	145,704	118,983
Travel and meals	18,671	54,795	57,343	81,931
Investor relations	128,389	56,399	314,657	70,120
Transfer agent and filing fees	4,335	3,457	20,525	21,299
Other	43,077	9,157	52,420	18,323
	939,941	803,157	2,044,558	1,635,646
Government assistance	(5,461)	-	(6,370)	-
General and administrative expenses	934,480	803,157	2,038,188	1,635,646

11. Basic and diluted loss per share

The following table sets forth the computation of basic and diluted loss per share:

	Three months ended September 30		Six months ended September 30

	2024 $	2023 $	2024 $	2023 $

Loss for the period, being loss attributable to common shareholders - basic and diluted	(2,354,987)	(1,433,619)	(4,224,258)	(3,345,702)

	Shares	Shares	Shares	Shares

Weighted average common shares - basic and diluted	142,167,226	121,669,869	142,129,494	118,846,730

	$	$	$	$

Basic and diluted loss per share	(0.02)	(0.01)	(0.03)	(0.03)

For the three and six months ended September 30, 2024 and 2023, the Company excluded all potential common share equivalents from the diluted loss per share calculation as they were anti-dilutive.

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

12. Key management compensation

Key management personnel ("KMP") are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly. KMP includes the Company's CEO, CFO and directors. Remuneration of KMP comprises:

	Six months ended September 30,
	2024	2023

Short-term benefits	432,282	441,401
Option-based awards	64,461	104,415
	496,743	545,816

Short-term benefits comprise salaries, professional fees, director fees and employment benefits.

13. Financial instruments

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficult in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company manages liquidity risk through the management of its capital structure. It also manages liquidity risk by monitoring actual and forecasted cash flows taking into account current and planned operations.

The contractual cash flows of Secured Loan include accrued interest expense payable.

September 30, 2024	Carrying amount	Contractual cash flows	1 year	2 years	3-5 years

Accounts payable and accrued liabilities	897,646	897,646	897,646	-	-
Lease liabilities	101,620	122,534	32,655	33,277	56,602
Secured loan	6,696,770	6,814,027	5,756,164	1,057,863	-
	7,696,036	7,834,207	6,686,465	1,091,140	56,602

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

March 31, 2024	Carrying amount	Contractual cash flows	1 year	2 years	3-5 years

Accounts payable and accrued liabilities	843,449	843,449	843,449	-	-
Lease liabilities	260,845	273,093	273,093	-	-
Secured loan	6,404,778	6,573,370	-	6,573,370	-
	7,509,072	7,689,912	1,116,542	6,573,370	-

Fair value

The fair value of the Company's short-term financial assets and financial liabilities, including cash, amounts receivable, accounts payable and accrued liabilities approximates their carrying values due to the short-term maturities of these financial instruments.

The carrying values and fair values of financial instruments, by class, are as follows:

As at September 30, 2024	At fair value through profit or loss	Financial assets at amortized cost	Financial liabilities at amortized cost	Fair value
Financial assets
Cash	-	1,036,992	-	1,036,992
Amounts receivable	-	197,165	-	197,165
	-	1,234,157	-	1,234,157

Financial liabilities
Accounts payable and accrued liabilities	-	-	897,646	897,646
Secured loan	-	-	6,696,770	6,696,770
			7,594,416	7,594,416

BURCON NUTRASCIENCE CORPORATION NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS For the three and six months ended September 30, 2024 and 2023 (Unaudited)(In Canadian dollars)

As at March 31, 2024	At fair value through profit or loss	Financial assets at amortized cost	Financial liabilities at amortized cost	Fair value
Financial assets
Cash	-	4,197,141	-	4,197,141
Amounts receivable	-	465,330	-	465,330
	-	4,662,471	-	4,662,471

Financial liabilities
Accounts payable and accrued liabilities	-	-	843,449	843,449
Secured loan	-	-	6,404,778	6,404,778
	-	-	7,248,227	7,248,227

14. Related party transactions

In June 2022, Burcon entered into a loan agreement with Large Scale Investments Limited, a wholly-owned subsidiary of Firewood Elite Limited ("Firewood"), for a secured loan of up to $10 million that would be made available to Burcon in two tranches of $5 million. Firewood, a related party of Burcon that has significant influence over the Company, is wholly-owned by Mr. Alan Chan, a director of the Company. Refer to Note 6.

In March 2024, the Company entered into a one-year consulting agreement with a director of the Company for the provision of financial and strategic advisory services. As compensation of the services, the Company issued 5,000,000 warrants ("Consultant Warrants") which are exercisable to acquire one common share at an exercise price of $0.27 up to June 25, 2026. Vesting of the Consultant Warrants are subject to shareholder approval, which was obtained at the Company's annual general meeting held on September 18, 2024. Refer to Note 7 (c).

15. Segment information

The Company operates in a single reportable operating segment and geographic location involving the development of plant-based proteins. All non-current assets are located in Canada.

All revenues were generated in Canada.